FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

•	Q2 Earnings of $0.11 Per Share, After Charges of $0.14 Per Share for Insurance Reserves and Office Relocation Costs

•	Q2 Pretax Income of $68 Million After Charges of $88 Million; Q2 2013 Pretax Income of $38 Million After Charges of $67 Million

•	Home Sale Revenues Increased 2% to $1.2 Billion

•	Average Selling Price for Homes Delivered in the Quarter Increased 12% to $328,000

•	Gross Margin of 23.6% Expanded by 480 Basis Points Over Prior Year

•	Value of Net New Orders Increased 5% to $1.6 Billion

•	Higher Absorptions Per Community Drove Signups of 4,778 Homes

•	Backlog Value at Quarter End of $2.8 Billion, Up from $2.7 Billion in 2013

•	7% Increase in Average Sales Price of Homes in Backlog to $339,000

•	Company Announces New $500 Million Senior Unsecured Revolving Credit Facility

Atlanta, GA, July 24, 2014 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2014. For the quarter, net income was $42 million, or $0.11 per share, after pretax charges of $88 million, or $0.14 per share, for insurance reserves and office relocation costs. Net income for the second quarter reflects $26 million, or $0.07 per share, of income tax expense. Prior year net income was $36 million, or $0.09 per share, after pretax charges of $67 million, or $0.17 per share, resulting from a contractual dispute, debt repurchases and corporate relocation. Prior year net income reflects $2 million, or less than $0.01 per share, of income tax expense.

“The ongoing gains demonstrated in PulteGroup’s second quarter operating results reflect the benefits of company-specific initiatives and favorable macro conditions that exist in today’s housing market,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “Price appreciation, which in combination with the operational improvements we continue to realize, supported a 480 basis point increase in gross margin to 23.6% and corresponding gains in quarterly net income.”

“Our view of the U.S. housing market remains positive, as improvements in both the economy and employment provide ongoing support to an industry already benefiting from low inventory, low mortgage rates, better pricing and favorable demographic trends. Within this environment, our strong operating gains enable us to continue increasing investment into the business, while continuing to drive excellent returns on invested capital.”

Second Quarter Results

Home sale revenues for the second quarter increased 2% to $1.2 billion. Higher revenues for the period were driven by a 12% increase in average selling price to $328,000, partially offset by a 9% decrease in closings to 3,798 homes. The higher average selling price in the quarter is the result of price increases realized across all three of the Company’s brands serving entry level, move up and active adult homebuyers.

The Company’s home sale gross margin for the period was 23.6%, which is an increase of 480 basis points over the prior year. Homebuilding SG&A expense for the quarter was $230 million, or 18.4% of home sale revenues, compared with $151 million, or 12.3% last year. Higher SG&A for the period was due primarily to an $84 million charge for increased insurance reserves.

“The adjustment to insurance reserves was primarily driven by estimated costs associated with siding repairs in certain previously completed communities in the west that, in turn, impacted actuarial estimates for potential future claims,” said Bob O’Shaughnessy, Executive Vice President and Chief Financial Officer. “We are in the process of making needed repairs and look to complete the work in a timely and cost-efficient manner.”

The value of net new orders for the second quarter increased 5% to $1.6 billion. On a unit basis, net new orders for the period were 4,778 homes, compared with 4,885 in the prior year. For the quarter, the Company operated out of 589 communities, which is a decrease of 6% from the second quarter of 2013.

PulteGroup's quarter-end backlog was 8,179 homes valued at $2.8 billion, compared with a prior year backlog of 8,558 homes with a value of $2.7 billion. The average price of homes in backlog was $339,000 which is up 7% over last year and up 3% from the average selling price of homes delivered in the second quarter.

The Company's financial services operations reported second quarter pretax income of $9 million compared with $16 million in the prior year. Mortgage capture rate for the quarter was 80%, which is unchanged from the prior year. The reduction in pretax income for the period was the result of lower origination volumes and the more competitive operating conditions that continue to exist within the mortgage industry.

During the quarter, PulteGroup invested $395 million in land acquisition and development. The Company also repurchased 2.8 million shares of common stock for $53 million, or an average price of $19.12 per share. The Company ended the quarter with $1.3 billion of cash.

Effective July 23, 2014, PulteGroup entered into a new three year, $500 million senior unsecured revolving credit facility. The revolver includes an uncommitted accordion feature which could increase its size to $1.0 billion, subject to certain conditions and availability of additional bank commitments. The revolver is expected to be used primarily to replace a letter of credit facility that is set to expire later this year.

    A conference call discussing PulteGroup's second quarter 2014 results is scheduled for Thursday, July 24, 2014, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, GA, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Homebuilding
Home sale revenues	$1,246,462	$1,219,675	$2,334,477	$2,319,427
Land sale revenues	8,527	20,385	14,511	46,516
	1,254,989	1,240,060	2,348,988	2,365,943
Financial Services	31,198	39,362	56,093	76,235
Total revenues	1,286,187	1,279,422	2,405,081	2,442,178

Homebuilding Cost of Revenues:
Home sale cost of revenues	952,692	990,818	1,781,295	1,892,288
Land sale cost of revenues	6,832	20,710	11,843	42,728
	959,524	1,011,528	1,793,138	1,935,016
Financial Services expenses	22,114	23,035	25,436	45,623
Selling, general and administrative expenses	229,767	150,531	374,655	280,157
Other expense, net	9,324	57,339	23,155	62,111
Interest income	(1,115)	(1,112)	(2,226)	(2,285)
Interest expense	203	166	416	373
Equity in (earnings) loss of unconsolidated entities	(1,311)	(395)	(7,202)	503
Income before income taxes	67,681	38,330	197,709	120,680
Income tax expense	25,801	1,913	81,010	2,501
Net income	$41,880	$36,417	$116,699	$118,179

Per share:
Basic earnings	$0.11	$0.09	$0.31	$0.31
Diluted earnings	$0.11	$0.09	$0.30	$0.30
Cash dividends declared	$0.05	$—	$0.10	$—

Number of shares used in calculation:
Basic	376,072	385,389	377,410	384,813
Effect of dilutive securities	3,592	5,791	3,703	5,943
Diluted	379,664	391,180	381,113	390,756

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2014	December 31, 2013

ASSETS

Cash and equivalents	$1,170,934	$1,580,329
Restricted cash	101,607	72,715
House and land inventory	4,197,121	3,978,561
Land held for sale	80,328	61,735
Land, not owned, under option agreements	27,294	24,024
Residential mortgage loans available-for-sale	221,607	287,933
Investments in unconsolidated entities	40,131	45,323
Other assets	496,990	460,621
Intangible assets	129,598	136,148
Deferred tax assets, net	2,001,726	2,086,754
	$8,467,336	$8,734,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$253,915	$202,736
Customer deposits	206,991	134,858
Accrued and other liabilities	1,301,186	1,377,750
Income tax liabilities	193,146	206,015
Financial Services debt	58,506	105,664
Senior notes	1,815,548	2,058,168
	3,829,292	4,085,191

Shareholders' equity	4,638,044	4,648,952

	$8,467,336	$8,734,143

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$116,699	$118,179
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	85,028	—
Depreciation and amortization	18,904	15,084
Stock-based compensation expense	16,797	15,765
Equity in (earnings) loss of unconsolidated entities	(7,202)	503
Distributions of earnings from unconsolidated entities	4,777	1,298
Loss on debt retirements	8,584	23,072
Other non-cash, net	6,649	8,986
Increase (decrease) in cash due to:
Restricted cash	(726)	1,285
Inventories	(249,861)	32,920
Residential mortgage loans available-for-sale	64,672	81,336
Other assets	(15,709)	(32,607)
Accounts payable, accrued and other liabilities	38,539	67,463
Income tax liabilities	(12,869)	1,781
Net cash provided by (used in) operating activities	74,282	335,065
Cash flows from investing activities:
Distributions from unconsolidated entities	7,577	200
Investments in unconsolidated entities	(9)	(807)
Net change in loans held for investment	(6,791)	18
Change in restricted cash related to letters of credit	(28,166)	4,222
Proceeds from the sale of property and equipment	98	9
Capital expenditures	(33,021)	(11,017)
Net cash provided by (used in) investing activities	(60,312)	(7,375)
Cash flows from financing activities:
Financial Services borrowings (repayments)	(47,158)	(78,929)
Other borrowings (repayments)	(240,133)	(452,950)
Stock option exercises	5,789	18,544
Stock repurchases	(103,711)	(6,447)
Dividends paid	(38,152)	—
Net cash provided by (used in) financing activities	(423,365)	(519,782)
Net increase (decrease) in cash and equivalents	(409,395)	(192,092)
Cash and equivalents at beginning of period	1,580,329	1,404,760
Cash and equivalents at end of period	$1,170,934	$1,212,668

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(328)	$2,309
Income taxes paid (refunded), net	$(2,487)	$(2,471)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
HOMEBUILDING:
Home sale revenues	$1,246,462	$1,219,675	$2,334,477	$2,319,427
Land sale revenues	8,527	20,385	14,511	46,516
Total Homebuilding revenues	1,254,989	1,240,060	2,348,988	2,365,943

Home sale cost of revenues	952,692	990,818	1,781,295	1,892,288
Land sale cost of revenues	6,832	20,710	11,843	42,728
Selling, general and administrative expenses	229,767	150,531	374,655	280,157
Equity in (earnings) loss of unconsolidated entities	(1,287)	(363)	(7,157)	563
Other expense, net	9,324	57,339	23,155	62,111
Interest income, net	(912)	(946)	(1,810)	(1,912)
Income before income taxes	$58,573	$21,971	$167,007	$90,008

FINANCIAL SERVICES:
Income before income taxes	$9,108	$16,359	$30,702	$30,672

CONSOLIDATED:
Income before income taxes	$67,681	$38,330	$197,709	$120,680

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Home sale revenues	$1,246,462	$1,219,675	$2,334,477	$2,319,427

Closings - units
Northeast	346	378	689	680
Southeast	785	735	1,432	1,386
Florida	623	649	1,190	1,232
Texas	885	960	1,666	1,857
North	678	741	1,308	1,407
Southwest	481	689	949	1,423
	3,798	4,152	7,234	7,985
Average selling price	$328	$294	$323	$290

Net new orders - units
Northeast	380	543	824	1,114
Southeast	880	887	1,704	1,846
Florida	774	701	1,624	1,505
Texas	1,139	988	2,311	2,068
North	988	976	1,880	1,945
Southwest	617	790	1,298	1,607
	4,778	4,885	9,641	10,085
Net new orders - dollars (a)	$1,594,408	$1,519,656	$3,202,814	$3,101,621

Unit backlog
Northeast			756	1,056
Southeast			1,325	1,371
Florida			1,347	1,338
Texas			1,895	1,666
North			1,785	1,805
Southwest			1,071	1,322
			8,179	8,558
Dollars in backlog			$2,770,134	$2,713,733

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
MORTGAGE ORIGINATIONS:
Origination volume	2,469	2,812	4,583	5,534
Origination principal	$597,273	$643,267	$1,092,802	$1,265,264
Capture rate	80.3%	79.8%	79.3%	81.0%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Interest in inventory, beginning of period	$225,619	$320,859	$230,922	$331,880
Interest capitalized	31,455	39,909	66,768	82,565
Interest expensed	(46,471)	(62,193)	(87,087)	(115,870)
Interest in inventory, end of period	$210,603	$298,575	$210,603	$298,575
Interest incurred	$31,455	$39,909	$66,768	$82,565